                         DOUGLASS S. ANDERSON
                  COMPENSATION FOR FYE MARCH 31, 1996
                             JUNE 1995


This details the compensation for Douglass S. Anderson as Vice President of Sales and Marketing for Active Voice for the period of July 1, 1995 through March 31, 1996, and supercedes all other compensation agreements regarding this period. This compensation is paid according to the terms and conditions of the Employment Agreement between Douglass S. Anderson and Active Voice, Inc. Should this additional compensation agreement in any manner be inconsistent with the Employment Agreement, the Employment Agreement shall prevail.

1. SALARY: In your new role as Vice President of Sales and Marketing, your annual salary shall be increased by 14% to $83,790 per year commencing July 1, 1995. However, management reserves the right to reduce the salary of employees if cost-cutting circumstances require.

2. COMMISSIONS: As Vice President of Marketing and Sales, you will earn a commission on the entire revenues of the company. Commissions will be paid quarterly (for the three quarters remaining in this year), based on beating the objectives that have been set for the quarter as shown below. The bonus per quarter is as follows:
     Less than 90% of quarterly objective         $0
     90%                                          $10,000
     95%                                          $15,000
     100%                                         $22,000
     105%                                         $25,000
     110%                                         $28,000
     120%                                         $34,000

The objectives for this year's quarters are:
     Q1     $ 9,968,525
     Q2     $10,940,910
     Q3     $11,857,382
     Q4     $12,983,003

3. PERCENTAGES GREATER THAN THOSE ABOVE: for each 5% greater than the 120% of objective, we will pay an additional $10,000 as long as the immediately following quarter also is at least 120% of the objective. So, for example, if in two quarters you beat the objective by 130% then 120%, the bonus for the first of those will be $54,000 and the second will be $34,000.

4. MERGER OR ACQUISITION. If the company merges or acquires another, it is our intention that, if you manage the sales activity of the new entity, you will earn a similar commission on its revenue. However, the amount and details will have to be worked out by the CEO of Active Voice.

5. MARGIN BONUS: We expect that you will set pricing to maintain margins. To incentivize you in this area, we will set aside the following bonuses. (This year ended with 65% margin. We conservatively forecast a reduction for all of next year of 83.5%, which we hope to beat.)

     At or above 65%            $40,000
     Between 6.5 and 63.5       $30,000
     Between 63.5 and 62.5      $10,000

5.1 BONUS FOR BEATING AVT AND CENTIGRAM. If you beat both AVT's and Centigram's revenue growth rate for our fiscal year 96 (compare against their comparable four quarters) we will pay you an additional $10,000.

5.2 STOCK OPTIONS. In order to incentivize you for the long-term growth of the company's stock, which entails hard work and making the correct, even if difficult, decisions, we hereby award a stock option of 35,000 shares at an effective price of the current price, to be vested evenly over 5 years starting July 1, 1995. The option will be part of our current nonqualified stock option plan, unless it is possible to make it part of the qualified option plan without creating an expense to the company.

6. BENEFITS.

   a) 9 paid holidays per year plus your birthday.
   b) Four weeks paid vacation.
   c) Full coverage on a medical and dental plan (Group Health family coverage or equivalent amount paid to the plan of your choice).
   d) Profit sharing: as with all employees, profit sharing will be based on the cash portion of your compensation, not the options. Note: the board reserves the right to limit profit sharing of executives to an absolute amount of $20,000 but has not elected to do so as yet.

7. APPROVAL: This compensation plan is subject to final approval by the Board of Directors Compensation Committee.

The company very much appreciates the hard work and talent you provide and the compensation committee is pleased to offer this plan to you.

Agreed to by:                            Agreed to by:
Robert L. Richmond, CEO                  Douglass S. Anderson, Employee


/s/ ROBERT L. RICHMOND  Date: 7/5/95     /s/ DOUGLASS S. ANDERSON  Date: 7/8/95
- ----------------------        ------     ------------------------        ------

Approved by Board of Directors Compensation Committee:
Harold Kawaguchi                         Tom Alberg

/s/ Harold Kanaguchi   Date: 7/5/95        Tom Alberg           Date:  7/5/95
- --------------------         ------   -------------------------        ------